UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WATERMARK LODGING TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

On July 15, 2022, Watermark Lodging Trust, Inc. (“WLT”) published a video message by its Chairman and Chief Executive Officer, Michael Medzigian, relating to its previously announced proposed stockholder liquidity event. The video message may also be accessed on the Investor Communications page of the Company's website, www.watermarklodging.com/investor-communications. The transcript and slides utilized in the video, as well as additional solicitation materials, are included herein.

Michael Medzigian (Chairman and CEO, Watermark Lodging Trust, Inc.): Hello, I’m Michael Medzigian - Chairman and Chief Executive Officer of Watermark Lodging Trust and I have a very important message for you regarding the recently announced proposed WLT stockholder liquidity event.

You should have received by now solicitation materials related to the upcoming stockholder meeting to approve the proposed acquisition of WLT by private real estate funds managed by affiliates of Brookfield Asset Management, either by mail or electronically. The materials provided included the proxy statement and voting card, as well as a brochure highlighting the rationale and benefits of the transaction. If you have not done so yet, it is important that you review all of these materials and vote as soon as possible.

The Board of Directors of WLT unanimously recommends that stockholders vote FOR the proposed transaction. As discussed in detail in the proxy statement, the proposed transaction will provide immediate cash liquidity to WLT stockholders at a valuation that is at a premium to our most recently published Net Asset Values and also favorable when compared to what we believe we could achieve in a public listing or IPO or measured against precedent M&A transactions. The transaction will also eliminate the exposure of our stockholders to the risks associated with the continuing uncertainties facing the travel and lodging industry and broader economic concerns including recessionary risks.

We conducted a comprehensive review of strategic alternatives and engaged experienced industry experts to run a fulsome process. After careful consideration, the WLT Board of Directors and management team believe this transaction provides the best risk-adjusted outcome for WLT stockholders of the available alternatives.

Once again, we encourage you to review the materials previously provided and available on the investors communication page of our website including the stockholder brochure. It is critical that you vote your shares.

For those of you who have already voted on this proposal, we greatly appreciate your participation and there is nothing further to do at this time.

For those of you that have not yet voted, we ask that you please submit your vote as soon as possible to be included in the upcoming Special Stockholder meeting. Your vote is very important for the completion of this transaction. The merger proposal requires the affirmative vote of a majority of all outstanding shares of common stock as of the record day. A stockholder not casting a ballot or abstaining has the same effect as voting against the transaction.

You may submit your vote by internet, telephone or mail. Please see further details on voting options at the end of this video, on our website, or in your proxy statement.

On behalf of the Board of Directors and our management team, we sincerely appreciate your ongoing support and participation in the special stockholder meeting.

Important Message Regarding Watermark Lodging Trust's Proposed All-Cash Liquidity Event Below please find a video message from Watermark Lodging Trust Chairman and CEO Michael Medzigian reminding stockholders to vote in the upcoming WLT Special Meeting of Stockholders, which will be held to approve matters related to the proposed merger of WLT with private real estate funds managed by affiliates of Brookfield Asset Management. Additional Resource Materials Financial Advisor Letter Stockholder Brochure Webcast Replay Proxy Statement For more information, please contact Investor Relations at 1 (855) WLT REIT (958-7348) or IR@watermarklodging.com The closing of the transaction is subject to the satisfaction of various customary closing conditions, including the approval of WLT stockholders, and cannot be assured. If you no longer wish to receive email correspondence, you may unsubscribe at any time. Watermark Lodging Trust, Inc., 150 North Riverside Plaza, Suite 4200, Chicago IL 60606

IMPORTANT MESSAGE REGARDING WLT’S PROPOSED ALL-CASH LIQUIDITY EVENT Please follow the below QR code or URL link to view a message from Watermark Lodging Trust, Inc. Chairman and CEO Michael Medzigian regarding the acquisition of WLT by private real estate funds managed by affiliates of Brookfield Asset Management. By this time you should have received proxy materials related to WLT’s proposed all-cash liquidity event. Copies of these materials are also available on the Investor Communications page of our website. We encourage you to review these materials and vote today. VOTE BY INTERNET 1. Go to www.proxyvote.com 2. Please have your proxy card/voting instruction form available 3. Follow the simple instructions VOTE BY TELEPHONE Call toll free (800) 690-6903 There is no charge for this call; please have your proxy card/voting instruction form in hand. VOTE BY MAIL Please mark, sign and date the proxy card you received by mail and return it in the postage paid return envelope. If you sign and return the proxy card without indicating your choices, you will have been deemed to have voted in favor of the proposed transaction. VOTE BY QR CODE 1. Scan QR code with mobile device 2. Please have your proxy card/voting instruction form available 3. Follow the simple instructions PLEASE VOTE TODAY Please scan QR code or follow URL below to view video message: www.watermarklodging.com/investor-communications Michael G. Medzigian, Chairman and Chief Executive Officer